Exhibit 99.1

MidCap Financial Investment Corporation

Reports Financial Results for the Quarter and Fiscal Year Ended December 31, 2025

Board Authorized New $100 Million Stock Repurchase Plan

Results for the Quarter and Fiscal Year Ended December 31, 2025, and Other Recent Highlights:

•	Net investment income per share for the quarter was $0.39, compared to $0.38 for the quarter ended September 30, 2025

•

Net asset value (“NAV”) per share as of the end of the quarter was $14.18, compared to $14.66 as of September 30, 2025, representing a 3.3% decline primarily driven by a handful of investments predominantly from 2022 and earlier vintages

•	New investment commitments made during the quarter totaled $141 million(1)

•	Gross fundings, excluding revolver fundings,(2) totaled $156 million for the quarter

•	Net fundings, including revolvers(2) and Merx, totaled $25 million for the quarter

•	Merx repaid $7.5 million to the Company (as defined below) in the December quarter and an additional $22 million in February 2026 for a total amount of $29.5 million

•	Net leverage(3) was 1.45x as of December 31, 2025

•

Repurchased 1,091,753 shares of common stock at a weighted average price per share of $11.81, inclusive of commissions, for an aggregate cost of $12.9 million during the quarter, generating $0.03 per share of NAV accretion

•	On February 25, 2026, the Company’s Board of Directors (the “Board”) declared a dividend of $0.31 per share payable on March 26, 2026, to stockholders of record as of March 10, 2026(4)

•	The Board authorized a new $100 million stock repurchase plan (the “Repurchase Plan”)

New York, NY — February 26, 2026 — MidCap Financial Investment Corporation (NASDAQ: MFIC) or the “Company,” today announced financial results for the quarter and fiscal year ended December 31, 2025. The Company’s net investment income was $0.39 per share for the quarter and fiscal year ended December 31, 2025, compared to $0.38 per share for the quarter ended September 30, 2025. The Company’s NAV was $14.18 per share as of December 31, 2025, compared to $14.66 as of September 30, 2025.

On February 25, 2026, the Board declared a quarterly dividend of $0.31 per share payable on March 26, 2026, to stockholders of record as of March 10, 2026.

Commenting on the Company’s results for the fourth quarter of 2025, Mr. Tanner Powell, Chief Executive Officer, stated, “We delivered solid net investment income in the fourth quarter. The overall portfolio continues to show resilience as evidenced by our relatively steady credit metrics. In light of changes in base rates and other factors, we have re-assessed the long-term earnings power of the Company, and the Board has concluded that it was prudent to adjust the dividend at this time. Accordingly, the Board has declared a quarterly dividend of $0.31 per share.”

Mr. Powell continued, “Apollo’s longstanding commitment has been to deliver positive outcomes in all instances where we manage investor capital. With respect to the public vehicles we manage across different asset classes, we have been active in evaluating potential strategies and options with the objective of maximizing realizable value for stockholders. During the fourth quarter, the market presented us with what we viewed as an attractive opportunity to repurchase MFIC stock at a significant discount to NAV, generating approximately three cents per share of NAV accretion for stockholders. At these trading levels, we continue to believe allocating capital toward stock repurchases is more accretive than deploying capital into new investments. Accordingly, the Board has authorized a new $100 million stock repurchase plan, which we expect to utilize aggressively in combination with a Rule 10b5-1 trading plan to capitalize on what we believe is a compelling opportunity for our stockholders. If the current discount continues, and trading volumes remain in their current range, we anticipate fully utilizing our current authorization by late May.”

Mr. Ted McNulty, the Company’s President and Chief Investment Officer, commented, “With respect to software, our exposure is meaningfully lower than the broader BDC industry. As of December 31, 2025, software represented only 11.4% of MFIC’s portfolio at fair value. We have constructed a portfolio that we believe is relatively resilient to AI-related risks, with an emphasis on businesses that have long-standing, entrenched customer relationships.”

(1)	Commitments made for the direct origination portfolio.
(2)

During the quarter ended December 31, 2025, direct origination revolver fundings totaled $37 million, direct origination revolver repayments totaled $26 million and Merx Aviation Finance, LLC repaid $7.5 million.

(3)

The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

(4)	There can be no assurances that the Board will continue to declare a base dividend of $0.31 per share.

FINANCIAL HIGHLIGHTS

($ in billions, except per share data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total assets	$3.32	$3.31	$3.46	$3.36	$3.19
Investment portfolio (fair value)	$3.17	$3.18	$3.33	$3.19	$3.01
Debt outstanding	$2.00	$1.92	$2.05	$1.94	$1.75
Net assets	$1.31	$1.37	$1.38	$1.39	$1.40
Net asset value per share	$14.18	$14.66	$14.75	$14.93	$14.98
Debt-to-equity ratio	1.53 x	1.40 x	1.49 x	1.39 x	1.25 x
Net leverage ratio (1)	1.45 x	1.35 x	1.44 x	1.31 x	1.16 x

(1)

The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

PORTFOLIO AND INVESTMENT ACTIVITY

	Three Months Ended December 31,		Year Ended December 31,
(in millions)*	2025	2024	2025	2024
Investments made in portfolio companies	$193.6	$303.5	$1,274.6	$1,613.6
Investments sold	(14.7)	(82.9)	(111.1)	(271.5)

Net activity before repaid investments	178.9	220.6	1,163.6	1,342.1
Investments repaid	(154.3)	(226.9)	(972.6)	(657.5)

Net investment activity	$24.6	$(6.4)	$191.0	$684.6

Portfolio companies, at beginning of period	246	250	233	152
Number of investments in new portfolio companies	11	11	54	167
Number of exited companies	(10)	(28)	(40)	(86)

Portfolio companies at end of period	247	233	247	233

Number of investments in existing portfolio companies	92	83	156	130

*	Totals may not foot due to rounding.

OPERATING RESULTS

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)*	2025	2024	2025	2024
Net investment income	$36.0	$37.1	$142.0	$133.3

Net realized and change in unrealized gains (losses)	(48.7)	(13.0)	(78.8)	(34.5)

Net increase in net assets resulting from operations	$(12.7)	$24.1	$63.2	$98.8

(per share)* (1)

Net investment income on per average share basis	$0.39	$0.40	$1.52	$1.71

Net realized and change in unrealized gain (loss) per share	(0.53)	(0.14)	(0.84)	(0.44)

Earnings per share — basic	$(0.14)	$0.26	$0.68	$1.27

*	Totals may not foot due to rounding.
(1)	Based on the weighted average number of shares outstanding for the period presented.

SHARE REPURCHASE PROGRAM*

During the three months ended December 31, 2025, the Company repurchased 1,091,753 shares at a weighted average price per share of $11.81, inclusive of commissions, for a total cost of $12.9 million. This represents a discount of approximately 18% of the average net asset value per share for the three months ended December 31, 2025.

The Company has not repurchased any shares from January 1, 2026, through February 25, 2026.

Since the inception of the share repurchase program and through February 25, 2026, the Company repurchased 17,161,559 shares at a weighted average price per share of $15.56, inclusive of commissions, for a total cost of $267.1 million.

The Company also announced today that the Board has approved the Repurchase Plan to acquire up to $100 million of the Company’s common stock. The new Repurchase Plan is in addition to the Company’s existing share repurchase authorization, of which approximately $7.9 million of repurchase capacity remains. Accordingly, the Company now has approximately $107.9 million available for stock repurchases under its repurchase program.

Since the inception of the share repurchase program in August 2015, the Board has approved seven stock repurchase plans, inclusive of the newly authorized Repurchase Plan, for a total share repurchase authorization of $375 million.

Since the inception of the share repurchase program and through December 31, 2025, the Company has repurchased $267.1 million of common stock, inclusive of commissions. Under the Repurchase Plan, the Company may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time provided that the Company complies with the prohibitions under its insider trading policies and the requirements of Rule 10b-18 of the Exchange Act, including certain price, market volume and timing constraints. The Company intends to allocate a portion of the authorized amount under the Repurchase Plan to be repurchased in accordance with Rule 10b5-1 (the “10b5-1 Plan”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Repurchase Plan and the 10b5-1 Plan are designed to allow the Company to repurchase its shares both during its open window periods and at times when it otherwise might be prevented from doing so under applicable insider trading laws or because of self-imposed trading blackout periods. The Repurchase Plan does not have an expiration date and may continue to be modified or discontinued at any time.

*	Share figures have been adjusted for the 1-for-3 reverse stock split which was completed after market close on November 30, 2018.

LIQUIDITY

As of December 31, 2025, the Company’s outstanding debt obligations, excluding deferred financing cost and debt discount of $5.8 million, totaled $2.0 billion, which was comprised of $125 million of Senior Unsecured Notes, which will mature on July 16, 2026, $80 million of Senior Unsecured Notes, which will mature on December 15, 2028, $456 million outstanding secured debt in MFIC Bethesda CLO 1 LLC, $399 million outstanding secured debt in MFIC Bethesda CLO 2 LLC, and $941 million outstanding under the Facility (as defined below). As of December 31, 2025, there were no standby letters of credit were issued through the Facility. The available remaining capacity under the Facility was $669 million as of December 31, 2025, which is subject to compliance with a borrowing base that applies different advance rates to different types of assets in the Company’s portfolio.

On October 1, 2025, the Company amended and extended the senior secured, multi-currency, revolving credit facility (the “Facility” and as amended, the “Amended Senior Secured Facility”). Lender commitments under the Amended Senior Secured Facility decreased from $1.660 billion to $1.610 billion. The Amended Senior Secured Facility includes an “accordion” feature that allows the Company to increase the size of the Facility to $2.415 billion.

The final maturity date under the Amended Senior Secured Facility was extended from October 17, 2029 to October 1, 2030. In connection with the amendment, the interest rate on funded borrowings decreased 10 bps, and the unused commitment fee was reduced from 0.375% to 0.325%. The remaining material business terms and conditions of the Amended Senior Secured Facility remain substantially the same. The Amended Senior Secured Facility continues to include usual and customary events of default for senior secured revolving credit facilities of this type.

Borrowings under the Amended Senior Secured Facility (and the incurrence of certain other permitted debt) continue to be subject to compliance with a borrowing base that applies different advance rates to different types of assets in the Company’s portfolio. The advance rate applicable to any specific type of asset in the Company’s portfolio depends on the relevant asset coverage ratio as of the date of determination. Borrowings under the Amended Senior Secured Facility continue to be subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended (the “1940 Act”). Terms used in this disclosure have the meanings set forth in the Amended Senior Secured Facility.

On October 23, 2025, the Company upsized, extended the maturity, and reduced the pricing on Bethesda CLO 1. The size of Bethesda CLO 1 increased from $402.4 million to $646.4 million. The notes offered by Bethesda CLO 1 increased from $248 million to $492 million. The notes sold by Bethesda CLO 1 increased from $232 million to $456 million. The notes offered by the Bethesda CLO 1 Issuer in connection with the Bethesda CLO 1 Upsize consisted of $348 million of AAA(sf) Class A-1 Senior Secured Floating Rate Notes due 2037, which bear interest at the three-month SOFR plus 1.49%, $24 million of AAA(sf) Class A-2 Senior Secured Floating Rate Notes due 2037 which bear interest at three-month SOFR plus 1.65%, $36 million of AA(sf) Class B Senior Secured Floating Rate Notes due 2037, which bear interest at three-month SOFR plus 1.85%, $48 million of A(sf) Class C Senior Secured Floating Rate Notes due 2037, which bear interest at three-month SOFR plus 2.30%, $36 million of BBB-(sf) Class D Senior Secured Floating Rate Notes due 2037, which bear interest at three-month SOFR plus 3.30% and $154.36 million of Subordinated notes due 2123, which do not bear interest. The Bethesda CLO 1 Upsize is backed by a diversified portfolio of middle-market commercial loans, which the Bethesda CLO 1 Issuer purchased from the Company pursuant to a loan sale agreement entered into on the closing date of the Bethesda CLO 1 Upsize using the proceeds of the Bethesda CLO 1 Upsize. The Company retained all Class D Notes and all Subordinated Notes and the proceeds from the Bethesda CLO 1 Upsize were used to repay borrowings under the Company’s Facility. The Company serves as collateral manager to the Bethesda CLO 1 Issuer, Sumitomo Mitsui Banking Corporation acted as initial purchaser and Apollo Global Securities, LLC acted as placement agent.

CONFERENCE CALL / WEBCAST AT 8:30 AM EST ON FEBRUARY 27, 2026

The Company will host a conference call on Friday, February 27, 2026, at 8:30 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (800) 225-9448 approximately 5-10 minutes prior to the call; international callers should dial (203) 518-9708. Participants should reference either MidCap Financial Investment Corporation Earnings or Conference ID: MFIC0227 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Events Calendar in the Shareholders section of our website at www.midcapfinancialic.com. Following the call, you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through March 20, 2026, by dialing (800) 695-2122; international callers should dial (402) 530-9027. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Events Calendar in the Shareholders section of our website at www.midcapfinancialic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the Shareholders section of the Company’s website under Presentations at www.midcapfinancialic.com.

Our portfolio composition and weighted average yields as of December 31, 2025, September 30, 2025, June 30, 2025, March 31, 2025 and December 31, 2024 were as follows:

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Portfolio composition, at fair value:
First lien secured debt	95%	95%	93%	93%	92%
Second lien secured debt	0%	0%	0%	0%	1%

Total secured debt	95%	95%	93%	93%	93%
Unsecured debt	0%	0%	0%	0%	0%
Structured products and other	0%	1%	1%	1%	1%
Preferred equity	1%	1%	1%	1%	1%
Common equity/interests and warrants	4%	3%	5%	5%	5%
Weighted average yields, at amortized cost (1):
First lien secured debt (2)	9.7%	10.2%	10.4%	10.5%	10.8%
Second lien secured debt (2)	13.0%	13.5%	13.7%	13.8%	14.4%
Total secured debt (2)	9.7%	10.2%	10.4%	10.5%	10.8%
Unsecured debt portfolio (2)	11.1%	11.1%	9.5%	9.5%	9.5%
Total debt portfolio (2)	9.7%	10.2%	10.4%	10.5%	10.8%
Total portfolio (3)	8.6%	9.0%	9.2%	9.4%	9.5%
Interest rate type, at fair value (4):
Fixed rate amount	$0.0 billion	$0.0 billion	$0.0 billion	$0.0 billion	$0.0 billion
Floating rate amount	$2.9 billion	$2.9 billion	$3.0 billion	$2.9 billion	$2.7 billion
Fixed rate, as percentage of total	0%	0%	1%	1%	1%
Floating rate, as percentage of total	100%	100%	99%	99%	99%
Interest rate type, at amortized cost (4):
Fixed rate amount	$0.0 billion	$0.0 billion	$0.0 billion	$0.0 billion	$0.0 billion
Floating rate amount	$2.9 billion	$2.9 billion	$3.0 billion	$2.9 billion	$2.7 billion
Fixed rate, as percentage of total	0%	0%	1%	1%	1%
Floating rate, as percentage of total	100%	100%	99%	99%	99%

(1)	An investor’s yield may be lower than the portfolio yield due to sales loads and other expenses.
(2)	Exclusive of investments on non-accrual status.
(3)	Inclusive of all income generating investments, non-income generating investments and investments on non-accrual status.
(4)	The interest rate type information is calculated using the Company’s corporate debt portfolio and excludes aviation and investments on non-accrual status.

MIDCAP FINANCIAL INVESTMENT CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(In thousands, except share and per share data)

	December 31, 2025	December 31, 2024
Assets
Investments at fair value:
Non-controlled/non-affiliated investments (cost — $2,955,173 and $2,700,957, respectively)	$2,819,511	$2,605,329
Non-controlled/affiliated investments (cost — $176,978 and $142,686, respectively)	107,111	84,334
Controlled investments (cost — $224,619 and $333,754, respectively)	241,216	324,753
Cash and cash equivalents	98,184	74,357
Foreign currencies (cost — $1,286 and $1,487, respectively)	1,264	1,429
Receivable for investments sold	6,253	57,195
Interest receivable	23,678	19,289
Dividends receivable	630	709
Deferred financing costs	23,626	23,555
Prepaid expenses and other assets	2,171	—

Total Assets	$3,323,644	$3,190,950

Liabilities
Debt (net of deferred financing costs and unamortized original discount of 5,838 and 5,527 at December 31, 2025 and December 31, 2024, respectively)	$1,995,210	$1,751,621
Payable for investments purchased	558	4,190
Management fees payable	6,034	6,247
Performance-based incentive fees payable	—	5,336
Interest payable	12,867	12,813
Accrued administrative services expense	228	60
Other liabilities and accrued expenses	1,486	6,037

Total Liabilities	$2,016,383	$1,786,304

Commitments and contingencies (Note 8)

Net Assets	$1,307,261	$1,404,646

Net Assets
Common stock, $0.001 par value (130,000,000 shares authorized; 92,211,869 and 93,780,278 shares issued and outstanding, respectively)	$92	$94
Capital in excess of par value	2,652,891	2,658,090
Accumulated under-distributed (over-distributed) earnings	(1,345,722)	(1,253,538)

Net Assets	$1,307,261	$1,404,646

Net Asset Value Per Share	$14.18	$14.98

MIDCAP FINANCIAL INVESTMENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)
Investment Income
Non-controlled/non-affiliated investments:
Interest income (excluding Payment-in-kind (“PIK”) interest income)	$69,293	$71,915	$280,556	$265,157
Dividend income	31	—	31	40
PIK interest income	3,781	4,640	16,736	12,011
Other income	896	554	1,899	4,147
Non-controlled/affiliated investments:
Interest income (excluding PIK interest income)	914	587	5,207	2,685
Dividend income	200	250	840	726
PIK interest income	—	35	1,162	140
Controlled investments:
Interest income (excluding PIK interest income)	3,113	4,132	14,306	16,781
Other income	128	45	138	95

Total Investment Income	$78,356	$82,158	$320,875	$301,782

Expenses
Management fees	$6,034	$6,247	$24,243	$19,450
Performance-based incentive fees	—	5,336	16,100	21,548
Interest and other debt expenses	30,994	30,937	127,076	115,961
Administrative services expense	3,619	1,036	6,675	4,120
Other general and administrative expenses	1,806	1,698	6,263	8,176

Total expenses	42,453	45,254	180,357	169,255

Performance-based incentive fee offset	—	—	—	—
Expense reimbursements	(107)	(172)	(1,477)	(769)

Net Expenses	$42,346	$45,082	$178,880	$168,486

Net Investment Income	$36,010	$37,076	$141,995	$133,296

Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses):
Non-controlled/non-affiliated investments	$(13,351)	$2,641	$(45,539)	$(4,273)
Non-controlled/affiliated investments	(14)	(11,668)	(338)	(11,668)
Controlled investments	—	(44,787)	—	(60,487)
Foreign currency forward contracts	—	—	(610)	—
Foreign currency transactions	(37)	32	(233)	(592)
Extinguishment of debt	(3,406)	—	(3,406)	—

Net realized gains (losses)	(16,808)	(53,782)	(50,126)	(77,020)

Net change in unrealized gains (losses):
Non-controlled/non-affiliated investments	(30,705)	(8,980)	(43,004)	(19,626)
Non-controlled/affiliated investments	(5,036)	2,757	(8,601)	(5,232)
Controlled investments	3,988	44,755	25,598	65,876
Foreign currency forward contracts	—	—	(9)	—
Foreign currency translations	(179)	2,232	(2,684)	1,525

Net change in unrealized gains (losses)	(31,932)	40,764	(28,700)	42,543

Net Realized and Change in Unrealized Gains (Losses)	$(48,740)	$(13,018)	$(78,826)	$(34,477)

Net Increase (Decrease) in Net Assets Resulting from Operations	$(12,730)	$24,058	$63,169	$98,819

Earnings (Loss) Per Share — Basic	$(0.14)	$0.26	$0.68	$1.27

Important Information

Investors are advised to carefully consider the investment objective, risks, charges and expenses of the Company before investing. The prospectus dated April 12, 2023, which has been filed with the Securities and Exchange Commission (“SEC”), contains this and other information about the Company and should be read carefully before investing. An effective shelf registration statement relating to certain securities of the Company is on file with the SEC. Any offering may be made only by means of a prospectus and any accompanying prospectus supplement. Before you invest, you should read the base prospectus in that registration statement, the prospectus and any documents incorporated by reference therein, which the issuer has filed with the SEC, for more complete information about the Company and an offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

The information in the prospectus and in this announcement is not complete and may be changed. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Past performance is not indicative of, or a guarantee of, future performance. The performance and certain other portfolio information quoted herein represents information as of dates noted herein. Nothing herein shall be relied upon as a representation as to the future performance or portfolio holdings of the Company. Investment return and principal value of an investment will fluctuate, and shares, when sold, may be worth more or less than their original cost. The Company’s performance is subject to change since the end of the period noted in this report and may be lower or higher than the performance data shown herein.

About MidCap Financial Investment Corporation

MidCap Financial Investment Corporation (NASDAQ: MFIC) is a closed-end, externally managed, diversified management investment company that has elected to be treated as a business development company under the 1940 Act. For tax purposes, the Company has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. The Company is externally managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, Inc. and its consolidated subsidiaries, a high-growth global alternative asset manager. The Company’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation. The Company primarily invests in directly originated and privately negotiated first lien senior secured loans to privately held U.S. middle-market companies, which the Company generally defines as companies with less than $75 million in earnings before interest, taxes, depreciation and amortization, as may be adjusted for market disruptions, mergers and acquisitions-related charges and synergies, and other items. To a lesser extent, the Company may invest in other types of securities including, first lien unitranche, second lien senior secured, unsecured, subordinated, and mezzanine loans, and equities in both private and public middle market companies. For more information, please visit www.midcapfinancialic.com

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of MFIC and distribution projections; business prospects of MFIC, and the prospects of its portfolio companies, if applicable; and the impact of the investments that MFIC expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with: future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); changes in general economic conditions, including the impact of supply chain disruptions, tariffs and trade disputes with other countries, or changes in financial markets, and the risk of recession; changes in the interest rate environment and levels of general interest rates and the impact of inflation; the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with changes in business conditions and the general economy. MFIC has based the forward-looking statements included in this press release on information available to it on the date hereof, and assumes no obligation to update any such forward-looking statements. Although MFIC undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that MFIC in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contact

Elizabeth Besen

Investor Relations Manager

MidCap Financial Investment Corporation

212.822.0625

ebesen@apollo.com